NCR ATLEOS CORPORATION
2023 STOCK INCENTIVE PLAN
[TIME-BASED] RESTRICTED STOCK UNIT AWARD AGREEMENT

NCR Atleos Corporation, a Maryland corporation (the “Company”) pursuant to its 2023 Stock Incentive Plan, as it may be amended from time to time (the “Plan”) hereby grants you a number of [Time-Based] Restricted Stock Units (“RSUs”) in the amount set forth below (the “Award”). The Award is subject to all of the terms and conditions set forth in this [Time-Based] Restricted Stock Unit Award Agreement, including the exhibits attached hereto (this “Agreement”) and the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

I.NOTICE OF AWARD

1.Grant of Award. You have been granted RSUs, each of which represents the right to receive one share of Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant Name (“you”):
Grant Date:
Total Number of RSUs Granted:

    The number of RSUs may be adjusted in the event of changes in capital structure and similar events, as provided in Section 3.04 of the Plan.

2.Vesting Schedule. The RSUs will vest pursuant to the schedule set forth in Exhibit A, which is attached hereto and incorporated herein in its entirety.

3.Settlement. Subject to Section II(7), each RSU will be settled by delivery to you of one Share within thirty (30) days following vesting. The Committee may, in its sole discretion, deliver cash in lieu of all or any portion of the Shares otherwise deliverable in respect of the RSUs in an amount equal to such number of Shares multiplied by the Fair Market Value of a Share on the date when such shares would otherwise have been issued, as determined by the Committee.

4.Termination of Employment; Change in Control. Unless otherwise provided in Exhibit B, all unvested RSUs will be forfeited upon your termination of Employment. In the event of a Change in Control, Article X of the Plan shall apply, unless otherwise provided in Exhibit B.

II.TERMS AND CONDITIONS OF AWARD

1.Stockholder Rights. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, the RSUs (including, without limitation, any voting rights or any right to dividends paid with respect to the Shares underlying the RSUs) unless and until the RSUs vest and the Company has issued and delivered Shares to you and your name has been entered as a stockholder into the books and records of the Company.

2.Securities Law Compliance. In no event will the Company deliver Shares upon vesting and settlement of the RSUs unless the Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law or, if not registered, the Committee has determined that the issuance of the Shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The issuance of Shares also must comply with all other applicable laws and regulations governing the RSUs, including the requirements of any Applicable Exchange, and you may not be issued Shares if the Committee determines that such issuance would not be in material compliance with such laws, regulations and listing requirements.

3.Transferability. Except as permitted in the Plan, the RSUs are not transferable except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately.

4.Recovery of Compensation. Notwithstanding anything to the contrary in this Agreement, this Award shall be subject to applicable recoupment, clawback and similar provisions under applicable law or regulation, as well as the Company’s Clawback Policy, as may be in effect from time to time (the “Clawback Policy”), in accordance with Section 14.13 of the Plan. By accepting this Award, you acknowledge and agree that: (i) to the extent the RSUs constitute “Covered Incentive Compensation” subject to the terms of the Clawback Policy (or any similar compensation recovery policy) then you may be required to forfeit or repay any or all of the RSUs, the Shares issued on settlement of the RSUs or amounts received by you in connection with any disposition of any such Shares pursuant to the terms of the Clawback Policy; and (ii) the Company may, to the extent permitted or required by applicable law or regulation (including the Dodd-Frank Act), enforce any repayment obligation pursuant to the Clawback Policy by reducing any amounts that may be owing from time to time by the Company to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.

5.Code of Conduct; Insider Trading. Notwithstanding anything herein to the contrary, this Award and your right to receive Shares on settlement of the RSUs are expressly conditioned upon your timely annual certification to the Company’s Code of Conduct. If you do not timely provide any certification required by the Company or an Affiliate before vesting of any portion of the RSUs, that portion of the RSUs will be forfeited, except that no such forfeiture will occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to the Code of Conduct within 30 days following such notice. With respect to any Shares distributed under this agreement, you understand and agree that you are responsible for reviewing, understanding and complying with Insider Trading laws and the Company’s Insider Trading Policy, and that you may not trade in Company securities except in compliance with the Company’s Insider Trading Policy (as may be amended from time to time), which is incorporated herein by reference.

6.No Right to Continued Service. Neither the Company nor any of its Affiliates is obligated by or as a result of the Plan or this Agreement to continue your employment or other service with the Company or any Affiliate, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company and its Affiliates to terminate your Continuous Service at any time, subject to applicable law.

7.Tax Withholding.

(a)Before tax and withholding events, as a condition of your receiving Shares in respect of the RSUs, you agree to make arrangements satisfactory to the Company and the Committee to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax and other Federal, state or local and non-U.S. tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) determined by the Committee in its sole discretion in connection with the Award or your participation in the Plan, including paying the Company or an Affiliate, in its sole discretion, through payroll withholding or other Committee-required method, the amount of Tax-Related Items required to be paid or withheld with respect to the RSUs. Such payment of Tax-Related Items will be made by the Company withholding Shares issuable upon settlement of the RSUs equal to the amount required to be withheld or paid as determined by the Company, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of the Company (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing the Company and any brokerage firm approved by the Company to sell on your behalf the Shares underlying the RSUs that the Company determines will satisfy such Tax-Related Items. Any withholding of Shares or sale or cash payment pursuant to this Section will occur when the requirement to withhold or pay taxes arises, or as soon as practicable afterwards if permitted by the Company. If you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold the Company harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. In addition, the Company or an Affiliate may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company or any Affiliate. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Committee that will not result in an adverse accounting consequence or cost.

(b)You acknowledge that if, at the time any Shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.

(c)You agree that the ultimate liability for all Tax-Related Items remains your responsibility and may exceed the amount withheld. Neither the

Committee, the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs.

8.Section 409A. It is the Committee’s and the Company’s intent that payments under this Agreement shall be exempt from Section 409A of the Code (“Section 409A”) to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment or benefit under this Agreement is determined by the Committee to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service,” as defined for purposes of Section 409A under applicable regulations, from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Committee), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

9.Notices. All notices required hereunder shall be in writing and shall be deemed given upon the following business day if delivered personally (provided receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmation) or five business days after deposit in the U.S. Mail, certified with return receipt requested. All notices shall be addressed as follows: (a) If to the Company: NCR Atleos Corporation, 864 Spring Street NW, Atlanta, GA 30308, Attn: General Counsel, with a copy via electronic mail to: law.notices@ncr.com, (b) if to you: your last known address shown in the personnel records of the Company, or (c) to such other address as either party will have furnished to the other in writing.

10.Data Privacy. By entering into this Agreement, you understand and acknowledge that your personal data may be processed, in electronic or other form as described in the Company’s Employee Privacy Notice applicable to your jurisdiction.

11.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the internal laws of the State of Georgia without regard to that state’s conflict-of-laws rules.

12.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

13.Amendment. This Agreement may be modified or amended at any time in accordance with the Plan, except that no such amendment will be made that would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Section 409A, stock exchange rules or accounting rules.

III.RESTRICTIVE COVENANTS

You acknowledge that your agreement to the restrictive covenants, including any confidentiality, non-competition, and non-solicitation and similar covenants, set forth in an exhibit to this award or in a separate agreement with a member of the Company Group (such as an employment offer letter or employment agreement) is a material inducement to the Company’s granting of the RSUs pursuant to this Agreement, without which the Company would not grant such RSUs. As such, you reiterate your acknowledgment of, and agreement to be bound by, such provisions, which are incorporated herein.

IV.ACKNOWLEDGMENTS

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of RSUs; (f) the obligations and restrictions set forth in this Agreement are fair and reasonable; and (g) if you receive the Shares of Common Stock upon settlement of the RSUs, the value of such Shares may increase or decrease in value and no guarantees are made as to the future prospects of the Company or the Shares. The Company is not providing any tax, legal or financial advice, or making any recommendations about your Plan participation, or any transaction relating to your RSUs or the underlying Shares. You should consult with your own personal tax, legal and financial advisors before taking any Plan-related action.

Your Plan participation is voluntary. The value of your Award is an extraordinary item of income, is not part of your normal or expected compensation and will not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Award is a one-time benefit that creates no contractual or other right to further awards or other future benefits. Future grants (if any) and their terms are at the sole discretion of the Company.

By executing this Agreement, you agree to be bound by all of the provisions of the Plan applicable to the Award, the provisions of which are hereby made a part of this Agreement and incorporated herein by reference, and all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

[Remainder of the page intentionally left blank.]

By acknowledging this award of RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Committee or another third party designated by the Committee.
NCR Atleos Corporation

By:    [NAME]
Title:
Participant:

[NAME]
Acknowledgment Date:

RSU Exhibits – Time-Vested RSUs
EXHIBIT A
VESTING SCHEDULE

1.Definitions. Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this Exhibit A. For purposes of this Exhibit A, the following terms shall have the following meanings:
“Employer” means the Company or any Affiliate of the Company by which you are or have been employed.
2.Vesting Schedule. Except as otherwise provided in Exhibit B, the RSUs shall vest one-third (1/3) on the first anniversary of the Grant Date, one-third (1/3) on the second anniversary of the Grant Date, and one-third (1/3) on the third anniversary of the Grant Date (each, a “Vesting Date”), provided you are continuously employed by, or providing services to, the Employer through and until the Vesting Date.

RSU Exhibits – Time-Vested RSUs

EXHIBIT B
TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

1.Definitions. Unless otherwise defined herein, the terms defined in the Agreement and Exhibit A shall have the same defined meanings in this Exhibit B. For purposes of this Exhibit B, the following terms shall have the following meanings:
“Cause” means, unless provided otherwise in an individual agreement between you and the Company or any affiliate or Subsidiary of the Company:
(a)your conviction of or indictment for any crime (whether or not involving the Company or any affiliate or Subsidiary of the Company) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of your duties to the Company or any affiliate or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any affiliate or Subsidiary of the Company;
(b)your conduct in connection with your employment with the Company and/or any affiliate or Subsidiary, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any affiliate or Subsidiary of the Company;
(c)any material violation of the policies of the Company or any affiliate or Subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any affiliate or Subsidiary of the Company;
(d)willful neglect in the performance your duties for the Company or any affiliate or Subsidiary of the Company or willful or repeated failure or refusal to perform such duties;
(e)acts of willful misconduct on your part in the course of your employment with the Company and/or any affiliate or Subsidiary that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company;
(f)embezzlement, misappropriation or fraud committed by you or at your direction, or with your personal knowledge, in the course of your employment with the Company and/or any affiliate or Subsidiary, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company;
(g)your material breach of the Restrictive Covenant Agreement or other employee confidentiality, non-competition, non-solicitation or other restrictive covenant by and between you and the Company or any affiliate or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after you are given written notice of such breach by the Company; or
(h)your breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company,

RSU Exhibits – Time-Vested RSUs
which breach is not susceptible to cure, or that is not cured within thirty (30) days after you are given written notice of such breach by the Company;
provided, however, that if, subsequent to your voluntary resignation for any reason or involuntary termination by the Company and/or any affiliate or Subsidiary without Cause, it is discovered that your employment could have been terminated for Cause, upon determination by the Administrator, your employment shall be deemed to have been terminated for Cause for all purposes under the Plan. For purposes of the Plan, no act or failure to act by you shall be deemed to be “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and/or an affiliate or Subsidiary of the Company. “Cause” shall be determined by the Administrator in its sole discretion.
“Good Reason” means, unless provided otherwise in an individual agreement between the you and the Company or any affiliate or Subsidiary of the Company, the occurrence of any of the following events, without your express written consent:
(a)a material diminution in your annual total cash compensation (including base salary and target annual short-term incentive amounts) other than as a result of an across-the-board total cash compensation reduction similarly affecting other executives in the same manner;
(b)a material diminution in your authority, duties, or responsibilities;
(c)a material change in the geographic location at which you must perform services for the Company (for this purpose, the relocation of a your principal office location to a location that is outside the metropolitan Atlanta area or more than fifty (50) miles from its current location will be deemed to be material); or
(d)a material breach of the Plan by the Company;
Provided, however, that any of the events described above shall constitute Good Reason only if (i) you provides the Company written notice of the existence of the event or circumstances constituting Good Reason (with sufficient specificity for the Company to respond to such claim) within sixty (60) days of the initial existence of such event or circumstances, (ii) you cooperate in good faith with the Company’s efforts to cure such event or circumstance for a period not less than thirty (30) days following your notice to the Company (the “Cure Period”), (iii) notwithstanding such efforts, the Company fails to cure such event or circumstances prior to the end of the Cure Period, and (iv) you terminate employment with the Company and all affiliates and Subsidiaries within sixty (60) days after the end of the Cure Period.
“Retirement” means Termination of Employment at age 60 or older with at least 5 years of continuous service with the Employer through your Termination Date (excluding service with acquired entities before the acquisition).
“Termination Date” means the date of your Termination of Employment for any reason.
2.Termination of Employment.
(a)Termination Due to Death or Disability. In the event of your Termination of Employment due to your death or Disability, then all unvested RSUs shall vest in full on the date of such Termination of Employment.

RSU Exhibits – Time-Vested RSUs
(b)Termination Without Cause or Good Reason. In the event of your Termination of Employment, except as provided in Section 3(b) below, by the Employer without Cause (other than due to your death or Disability) or your voluntary Termination of Employment for Good Reason then, except as provided in Section 3(b), unvested RSUs shall vest “Pro Rata” on your Termination Date. “Pro Rata” vesting is determined by: (1) multiplying the total number of RSUs awarded under the Agreement by a fraction, (A) the numerator of which is the number of days in the period starting on the Grant Date and ending on your Termination Date, and (B) the denominator of which is the number of days in the period starting on the Grant Date and ending on the Vesting Date, and (2) subtracting from the resulting amount the number of RSUs awarded pursuant to this Agreement that previously vested under the Agreement (if any).
(a)Retirement. In the event of your Termination of Employment by you due to Retirement on or after the one-year anniversary of the Grant Date, and you continue to comply with the Agreement (including Section III), then any unvested RSUs shall remain outstanding until the Vesting Date and shall vest effective on the Vesting Date, as if you had remained actively employed with the Employer through the Vesting Date.
(b)Other Termination of Employment. In the event of your voluntary Termination of Employment for any reason (other than Retirement or Good Reason) or a Termination of Employment by the Employer for Cause or due to death or Disability, all unvested RSUs will be automatically forfeited and cancelled on your Termination Date without consideration.
3.Change in Control. If a Change in Control is consummated before the Vesting Date, the RSUs shall be treated as follows:
(a)RSUs Not Assumed, Converted or Replaced. If the RSUs are not assumed, converted or replaced by the continuing entity or successor, all unvested RSUs will become fully vested immediately before the consummation of the Change in Control, provided you are continuously employed by, or providing services to, the Employer through and until such vesting date.
(b)RSUs Assumed, Converted or Replaced. If the RSUs are assumed, converted or replaced by the continuing entity or successor following a Change in Control, then any unvested RSUs will remain outstanding and will continue to vest following such Change in Control in accordance with the terms of the Agreement and Exhibit A, unless earlier vested pursuant to this Exhibit B. Notwithstanding the foregoing, upon your Termination of Employment within 24 months following such Change in Control (i) by the Employer or the continuing entity or successor without Cause (excluding termination due to death or Disability) or (ii) by you for Good Reason (as defined in the Plan), then all unvested RSUs shall vest in full on the date of such Termination of Employment.